Double Eagle Petroleum		Company
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado — FOR 6:00 AM EST RELEASE
Date: March 03, 2009

Double Eagle Petroleum Increases Credit Facility and Borrowing Base

Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) today announced it has signed a new credit agreement with its lenders providing an increase in the credit facility of 50% from $50 million to $75 million and an increase in the borrowing base of 28% from $35 million to $45 million The credit agreement consists of a $40 million revolving credit line and a $5 million term loan. The $40 million revolving credit line matures on July 31, 2010 and the $5 million term loan will mature on July 31, 2009. Bank of Oklahoma serves as the lead bank.

“The bank group’s continued support of our growth during this period of economic, commodity price and financial market challenges underscores the quality of our asset portfolio”, said Richard Dole, Double Eagle’s Chairman, President and Chief Executive Officer.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us